UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 26, 2007/June 22, 2007

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement

On June 22, 2007, Domtar Corporation issued a press release announcing that it has reached an agreement in principle to sell its forest products business to newly created Conifex Inc. for approximately CDN$285 million including an estimated CDN$50 million of working capital. Consummation of the transaction is subject to government approvals for the forest licence transfers, regulatory approvals and customary closing conditions. Closing is expected before the end of the year.

The operations being sold consist of the Ear Falls, Nairn Centre, Timmins and White River sawmills in Ontario and the Grand-Remous, Lebel-sur-Quévillon, Malartic, Matagami, Ste-Marie and Val-d’Or sawmills in Québec, as well as the Sullivan remanufacturing mill also in Val d’Or, Québec. The sawmills have approximately 4.8 million cubic metres of annual harvesting rights and a production capacity of approximately 1.1 billion board feet. Also included in the transaction are Domtar’s interests in the joint ventures of Elk Lake Planing Mill Limited, Gogama Forests Products Inc., Nabakatuk Forest Products Inc., Olav Haavalsrud Timber Company Limited and Anthony-Domtar Inc. Domtar’s sawmills in Saskatchewan are not included in this transaction.

Domtar has accepted in principle to extend its support by investing in Conifex Inc. an amount equal to the lesser of CAN$35 million or a 19.9% equity participation, subject to the conclusion of a definitive agreement to its satisfaction. Domtar will provide Conifex with transition services, including information technology and human resources management, for a period of 6 to 12 months following consummation of the transaction.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibits 99.1:    Press release of Domtar Corporation, dated June 22, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary
Date: June 26, 2007

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Exhibit Index

Exhibit No.	Exhibit
99.1	Press Release of Domtar Corporation, dated June 22, 2007

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